UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following email is being sent today to a select group of institutional stockholders holding substantial positions in Career Education Corporation (CECO) common stock, along with a copy of Mr. Bostic’s April 27, 2005 letter to the CECO Board of Directors, the text of which letter was filed with the Securities and Exchange Commission yesterday as part of a press release issued by Mr. Bostic]

Dear Fellow CECO Stockholder:

As promised, I am writing to update you on the developments that have occurred since my recent meetings and discussions with investors in connection with the Career Education Corporation (CECO) proxy contest and Annual Meeting of Stockholders, currently scheduled for May 20, 2005.

My definitive Proxy Statement was filed with the SEC last Friday, April 22, 2005. It includes three straightforward corporate governance proposals that urge the Board to take all steps necessary to:

•	Declassify the CECO Board of Directors,

•	Empower stockholders to call a special meeting; and

•	Repeal CECO’s poison pill.

The definitive Proxy Statement also urges all CECO stockholders to vote to “Withhold Authority” for the three CECO director nominees. I believe that this is the best way to send an unambiguous message to the Board: We will settle for nothing less than these basic and commonplace corporate governance practices. Only then can we ensure the CECO Board is “stockholder friendly,” accountable to the Company’s true owners, and doing its part in improving long-term investor confidence to help lead to an increase in stockholder value.

The definitive Proxy Statement was mailed to you on April 26, 2005 by Innisfree M&A Incorporated, the proxy solicitation firm I have engaged. If you have any questions or would like an additional copy of the definitive Proxy Statement, please call Innisfree toll-free at (877) 825-8631, or call me directly at (912) 638-7373.

It is clear from my discussions with investors that there is strong support among stockholders for these proposals and to withhold authority for the director nominees. That is why I am looking forward to the CECO Annual Meeting. At the same time, I remain convinced that the most effective way to quickly implement these proposals is for CECO to adopt them as its own and include them in its proxy statement as binding resolutions, even if that would delay the Annual Meeting. Following the outright rejection of such a suggestion by CECO’s outside counsel in a conversation with my counsel, this week I sent a letter to the CECO Board requesting that it take this action and offering an immediate end to this proxy contest if they do so. A copy of that letter, which was included in a press release issued yesterday, is attached for your review.

A number of investors have asked if they should send a letter to CECO voicing their support for these important stockholder proposals. I believe it is key that stockholders make their voices heard on this matter, and urge you to write to the CECO Board of Directors promptly. It is critical that the Board know of your strong support for these stockholder proposals and your desire that CECO adopt them in its proxy statement. It is also important that the Board be advised of your intention to withhold support from the current nominees, if the Board is not willing to facilitate true change at the Company.

I believe that for too long, our Company’s dubious record on corporate governance and the Board’s actions – sheltered from any true accountability – have contributed to the under-valuation of all of our investments in CECO. It is time for that to change.

I will be following up with you in the coming days. Meanwhile, I appreciate your continued support.

Regards,

Steve Bostic